EXHIBIT 99.1

Oritani Financial Corp. Reports Record Earnings and Dividend

TOWNSHIP OF WASHINGTON, N.J., July 27, 2015 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (NASDAQ:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $15.7 million, or $0.38 per basic (and $0.37 diluted) common share, for the three months ended June 30, 2015, and $46.9 million, or $1.13 per basic (and $1.10 diluted) common share, for the twelve months ended June 30, 2015. This compares to net income of $10.0 million, or $0.23 per basic and diluted common share for the three months ended June 30, 2014 and net income of $41.1 million, or $0.96 per basic (and $0.94 diluted) common share for the twelve months ended June 30, 2014.

The Company also reported that its Board of Directors declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be August 7, 2015 and the payment date will be August 21, 2015. Based on the recent trading range of the Company's common stock, the yield on regular dividends is approximately 4.375%.

"Oritani continues to respond to market conditions and deliver results for its shareholders," said Kevin J. Lynch, the Company's Chairman, President and CEO. "We have monetized some of our real estate investments because we believe the current environment presents an opportunity to enhance value for shareholders. We intend to further this strategy." Mr. Lynch continued: "At the same time, we continue to execute our strategic plan and we have achieved most of our objectives for the fiscal year. Despite margin pressures, our return on average assets for the year was 1.44% and our efficiency ratio was 36.8%. Even excluding the $11.6 million in real estate gains we recognized, the results were 1.21% and 40.9%."

Comparison of Operating Results for the Periods Ended June 30, 2015 and 2014

Net Income.  Net income increased $5.8 million to $15.7 million for the quarter ended June 30, 2015, from $10.0 million for the corresponding 2014 quarter.  Net income increased $5.8 million to $46.9 million for the twelve months ended June 30, 2015, from $41.1 million for the corresponding 2014 period.  The primary causes of the increased net income in the 2015 periods were due to gains on sales. A $9.6 million pretax gain on the sale of an investment in real estate is included in the results for both the three and twelve months ended June 30, 2015. In addition, a $2.0 million pretax gain on the sale of a joint venture real estate interest is included in the results for the twelve months ended June 30, 2015. The gains are partially offset by increased taxes and an increased effective tax rate. As further detailed in this press release, there were additional items that caused fluctuations between the 2015 and 2014 periods.

Total Interest Income.

The components of interest income for the three months ended June 30, 2015 and 2014, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2015		2014			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 30,238	4.44%	$ 29,185	4.79%	$ 1,053	$ 285,582	-0.35%
Dividends on FHLB stock	433	4.42%	431	3.65%	2	(7,967)	0.77%
Interest on securities AFS	1,321	1.93%	1,939	2.01%	(618)	(112,721)	-0.08%
Interest on securities HTM	501	2.09%	199	2.46%	302	63,675	-0.37%
Interest on federal funds sold and short term investments	1	0.25%	3	0.25%	(2)	(2,770)	0.00%
Total interest income	$ 32,494	4.15%	$ 31,757	4.37%	$ 739	$ 225,799	-0.22%

The Company's primary strategic business objective remains the organic growth of multifamily and commercial real estate loans. The average balance of the loan portfolio increased $285.6 million, or 11.7%, for the three months ended June 30, 2015 versus the comparable 2014 period. On a linked quarter basis (June 30, 2015 versus March 31, 2015), the annualized growth rates of the portfolio were 8.7%  and 6.2% , when measured based on average and period end balances, respectively. The growth rate for the quarter was slightly less than that of the year due to normal fluctuations in originations and prepayments. Loan originations totaled $147.6 million for the three months ended June 30, 2015 and loan principal payments totaled $106.8 million over that same period. The yield on the loan portfolio decreased 35 basis points for the quarter ended June 30, 2015 versus the comparable 2014 period. On a linked quarter basis, the yield on the loan portfolio decreased 18 basis points inclusive of prepayment penalties and 11 basis points exclusive of prepayment penalties. These decreases continued a trend of decreased yield on loans and were primarily attributable to the impact of current market rates on new originations as well as refinancings, prepayments and repricings. Competition for multifamily and commercial real estate loan originations remains elevated and the spread to alternative costs of funds is lower than historical levels. The market rates on new originations are below the average yield of the loan portfolio. The vast majority of our multifamily and commercial real estate loan originations reprice in five years or less. This discipline offers greater interest rate risk protection but provides lower yields than loans with longer fixed rate terms. Prepayment penalties totaled $830,000 in the 2015 period versus $885,000 in the 2014 period. Prepayment penalties boosted annualized loan yield by 12 basis points in the 2015 period versus 14 basis points in the 2014 period.

The average balance of securities available for sale decreased $112.7 million for the three months ended June 30, 2015 versus the comparable 2014 period, while the average balance of securities held to maturity increased $63.7 million over the same period. The Company has been classifying the majority of new purchases as held to maturity and $37.9 million of securities available for sale were sold over the fiscal year. The overall level of securities was reduced due to strong loan demand and the low rates of return available on investment purchases.

The components of interest income for the twelve months ended June 30, 2015 and 2014, changed as follows:

	Fiscal Year Ended June 30,				Increase / (decrease)
	2015		2014			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 121,778	4.63%	$ 119,004	5.06%	$ 2,774	$ 276,098	-0.43%
Dividends on FHLB stock	1,908	4.38%	1,801	4.08%	107	(624)	0.30%
Interest on securities AFS	6,301	1.98%	6,590	1.94%	(289)	(20,078)	0.04%
Interest on securities HTM	1,766	2.11%	820	2.43%	946	50,148	-0.32%
Interest on federal funds sold and short term investments	6	0.25%	11	0.25%	(5)	(1,858)	0.00%
Total interest income	$ 131,759	4.28%	$ 128,226	4.62%	$ 3,533	$ 303,686	-0.34%

The explanations for changes described above for the three month period are also applicable to the twelve month period. Prepayment penalties again significantly impacted both periods, but were higher in the 2014 period. Prepayment penalties totaled $5.2 million in the 2015 period versus $5.8 million in the 2014 period, and boosted loan yield by 20 basis points in the 2015 period versus 25 basis points in the 2014 period. Loan originations for the twelve months ended June 30, 2015 totaled $668.5 million versus $603.1 million for the 2014 period. Loan principal payments totaled $416.8 million for the twelve months ended June 30, 2015 versus $373.9 million for the 2014 period.

Total Interest Expense.

The components of interest expense for the three months ended June 30, 2015 and 2014, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2015		2014			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 95	0.24%	$ 94	0.22%	$ 1	$ (6,925)	0.02%
Money market	766	0.52%	541	0.52%	225	168,853	0.00%
Checking accounts	399	0.36%	480	0.43%	(81)	(3,878)	-0.07%
Time deposits	2,103	1.10%	1,281	0.99%	822	246,406	0.11%
Total deposits	3,363	0.69%	2,396	0.62%	967	404,456	0.07%
Borrowings	5,210	2.68%	5,605	2.42%	(395)	(148,150)	0.26%
Total interest expense	$ 8,573	1.26%	$ 8,001	1.29%	$ 572	$ 256,306	-0.03%

Strong deposit growth remains a strategic objective of the Company. As detailed above, the average balance of deposits increased significantly for the quarter ended June 30, 2015 versus the comparable 2014 period. The average balance of deposits increased $103.1 million when measured versus the quarter ended March 31, 2015 (an annualized growth rate of 22.3%), and $404.5 million when measured versus the quarter ended June 30, 2014 (a growth rate of 26.1%). The most significant increases have been in time deposits and money market accounts. The Company has continued a strategy whereby premium deposit rates are paid on certain deposits accounts if the customer also maintains a core account relationship with the Company. The overall cost of deposits increased 7 basis points for the quarter ended June 30, 2015 versus the comparable 2014 period. The increase was largely due to the program described above. On a linked quarter basis, the cost of deposits increased 3 basis points. A significant component of the deposit growth in fiscal 2015 has been brokered deposits. The period end balance of such funds at June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014 were $248.4 million, $302.9 million, $202.2 million, $83.6 million and $27.8 million, respectively. Total deposit balances grew $12.3 million over the quarter ended June 30, 2015 despite a decrease of $54.5 million of brokered deposits. The decrease in brokered deposits was by design as the Company sought to reduce deposits of this type.

As detailed in the table above, the average balance of borrowings decreased $148.2 million for the three months ended June 30, 2015 versus the comparable 2014 period. Deposit growth has allowed the Company to decrease borrowings. The cost of borrowings increased 26 basis points versus the quarter ended June 30, 2014. The cost of borrowings also increased 8 basis points versus the normalized cost for quarter ended March 31, 2015. The Company prepaid a $10.0 million FHLB advance in the March, 2015 quarter and the cost of borrowings for that quarter, excluding the effect of the associated prepayment penalty, was 2.60%. The increase in the cost of borrowings was primarily due to a decreased level of short term borrowings (including overnight borrowings). Short term borrowings are generally the lowest cost borrowings and a decrease in their levels will increase the overall cost of borrowings.

The components of interest expense for the twelve months ended June 30, 2015 and 2014, changed as follows:

	Fiscal Year Ended June 30,				Increase / (decrease)
	2015		2014			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 381	0.24%	$ 386	0.23%	$ (5)	$ (7,618)	0.01%
Money market	2,508	0.51%	2,062	0.49%	446	74,979	0.02%
Checking accounts	1,732	0.38%	1,867	0.45%	(135)	31,831	-0.07%
Time deposits	7,228	1.04%	4,300	0.91%	2,928	222,142	0.13%
Total deposits	11,849	0.66%	8,615	0.58%	3,234	321,334	0.08%
Borrowings	23,160	2.66%	22,488	2.60%	672	8,041	0.06%
Total interest expense	$ 35,009	1.31%	$ 31,103	1.33%	$ 3,906	$ 329,375	-0.02%

The explanations for changes described above for the three month period are also applicable to the twelve month period. If the cost of the prepayment penalty on the FHLB advance discussed above is excluded, the cost of borrowings for the twelve month period ended June 30, 2015 is reduced from 2.66% to 2.57%.

Net Interest Income Before Provision for Loan Losses. Net interest income increased $165,000 to $23.9 million for the three months ended June 30, 2015, from $23.8 million for the three months ended June 30, 2014. Net interest income decreased $373,000 to $96.8 million for the twelve months ended June 30, 2015, from $97.1 million for the twelve months ended June 30, 2014. The Company's net interest income, spread and margin over the period are detailed in the table below.

	Including Prepayment Penalties			Excluding Prepayment Penalties *
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
June 30, 2015	$ 23,921	2.89%	3.05%	$ 23,091	2.78%	2.95%
March 31, 2015	23,815	2.90%	3.07%	23,363	2.86%	3.01%
December 31, 2014	25,064	3.12%	3.29%	22,894	2.83%	3.01%
September 30, 2014	23,950	2.98%	3.16%	23,003	2.86%	3.04%
June 30, 2014	23,756	3.08%	3.27%	22,871	2.96%	3.15%
* - An $806,000 prepayment penalty on a FHLB advance is also excluded for the quarter ended /3/31/2015.

The Company's spread and margin have been significantly impacted by prepayment penalties. While prepayment penalty income is expected to continue, significant fluctuations in the level of prepayment income are also expected. The spread and margin decreased over the quarter ended June 30, 2015 (versus the preceding quarter). The Company feels the chart above that excludes prepayment penalties provides a truer representation of what is occurring in the portfolio. These results show that the decreases in spread and margin are continuing, albeit at a slower pace than fiscal 2014. The results for the quarter ended March 31, 2015 do not comport as well to the general trend. However, the Company realized $164,000 of prior period interest collection on a problem asset resolution during the quarter ended March 31, 2015 which slightly elevated yield and margin in that period. The Company's spread and margin remain under pressure due to several factors, including: the repercussions of a potential increase in the federal funds target rate, the relatively flat treasury yield curve; rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; and limited ability to reduce deposit and borrowing costs and promotional interest costs to attract new deposit customers. The rates on new loan originations are being impacted by increased competition. The spread on new loan rates versus external sources of funds have decreased over the past year. In addition, the Company typically originates loans that have a reset period of 5 years or less. Such loans generally bear a lower rate of interest versus loans with a longer reset period.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $176,000 and $878,000 for the three and twelve months ended June 30, 2015, respectively, and $105,000 and $562,000 for the three and twelve months ended June 30, 2014, respectively.

Provision for Loan Losses.  The Company recorded no provision for loan losses for either the three months ended June 30, 2015 or 2014. The Company recorded provisions for loan losses of $200,000 and $700,000 for the twelve months ended June 30, 2015 and 2014, respectively. A rollforward of the allowance for loan losses for the three and twelve months ended June 30, 2015 and 2014 is presented below:

	Quarter ended		Fiscal Year ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Dollars in thousands)
Balance at beginning of period	$30,889	$31,399	$31,401	$31,381
Provisions charged to operations	--	--	200	700
Recoveries of loans previously charged off	--	2	1	1,029
Loans charged off	--	--	713	1,709
Balance at end of period	$30,889	$31,401	$30,889	$31,401

Allowance for loan losses to total loans	1.10%	1.23%	1.10%	1.23%
Net charge-offs (annualized) to average loans outstanding	--	--	0.03%	0.03%

The improving delinquency and nonaccrual trends, changes in loan risk ratings, loan growth, charge-offs and economic and business conditions continue to have a meaningful impact on the current level of provision for loan losses. In addition, improvements in general economic and business conditions have also impacted the level of provisioning by decreasing the necessary level of general allowances.

Delinquency and non performing asset information is provided below:

	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 2,535	$ 5,126	$ 3,824	$ 4,926	$ 3,411
60 - 89 days past due	416	291	205	689	214
Nonaccrual	12,575	13,191	17,533	18,983	17,972
Total	$ 15,526	$ 18,608	$ 21,562	$ 24,598	$ 21,597

Non Performing Asset Totals
Nonaccrual loans, per above	$ 12,575	$ 13,191	$ 17,533	$ 18,983	$ 17,972
Real Estate Owned	4,059	5,594	4,368	3,850	3,850
Total	$ 16,634	$ 18,785	$ 21,901	$ 22,833	$ 21,822

Nonaccrual loans to total loans	0.45%	0.48%	0.66%	0.72%	0.71%
Delinquent loans to total loans	0.55%	0.68%	0.81%	0.94%	0.85%
Non performing assets to total assets	0.50%	0.57%	0.67%	0.71%	0.69%

Delinquent loan and non performing asset totals realized further improvement as of June 30, 2015. At June 30, 2015, there are four nonaccrual loans with balances greater than $1.0 million. These loans are discussed below:

  A $3.8 million loan on a self storage facility in Orange County, NY. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $417,000 impairment reserve was maintained against this loan as of June 30, 2015. This loan is currently paying as agreed.
  A $1.5 million loan on a retail building in Morris County, NJ. The loan is classified as impaired. A total of $163,000 was previously charged off against this loan. In accordance with the results of the impairment analysis for this loan as of June 30, 2015, no impairment reserve was necessary. The Company continues to pursue legal remedies. A sheriff's sale is currently scheduled for the third calendar quarter of 2015.
  A $1.4 million loan on an office building in Somerset County, NJ. The loan is classified as impaired. A total of $292,000 was previously charged off against this loan. In accordance with the results of the impairment analysis for this loan as of June 30, 2015, no impairment reserve was necessary. This loan and the loan described directly above have the same borrower. The Company continues to pursue legal remedies on this loan also. A sheriff's sale is currently scheduled for the third calendar quarter of 2015.
  A $1.1 million loan on a lot and auto showroom in Bergen County, NJ. The loan is classified as a troubled debt restructuring. A modification/extension agreement was reached with the borrower during the quarter ended June 30, 2014. The loan has paid as agreed since the agreement. In accordance with the results of the impairment analysis for this loan, a $407,000 impairment reserve was maintained against this loan as of June 30, 2015.

There are ten other multifamily/commercial real estate loans, totaling $3.4 million, classified as nonaccrual at June 30, 2015. The largest of these loans has a balance of $698,000.

There are eight other residential loans, totaling $1.3 million, classified as nonaccrual at June 30, 2015. The largest of these loans has a balance of $385,000.

Other Income. Other income increased $10.0 million to $11.4 million for the three months ended June 30, 2015, from $1.4 million for the three months ended June 30, 2014.  The Company sold one of its real estate held for investment properties, with a book value of $304,000, for a pretax gain of $9.5 million. The Company is continuing to investigate the strategic sales of its investments in real estate joint ventures and real estate held for investment. Income from bank-owned life insurance increased $177,000 to $686,000 for the three months ended June 30, 2015, from $509,000 for the three months ended June 30, 2014.  The increase is primarily due to income earned on additional purchases of bank-owned life insurance.

Other income increased $13.7 million to $19.3 million for the twelve months ended June 30, 2015 from $5.6 million for the twelve months ended June 30, 2014. Results for the twelve month period were also significantly impacted by the sale transaction described above. In addition, over the quarter ended March 31, 2015, the Company, together with one of its joint venture partners, sold the underlying collateral and closed the joint venture partnership in a transaction that realized a pretax gain of $2.0 million. Also over the year, the Company sold $41.3million of securities and realized a pretax gain of $768,000 on the transactions. Net income from investments in real estate joint ventures increased $945,000 to $1.8 million for the twelve months ended June 30, 2015, from $860,000 for the twelve months ended June 30, 2014. As discussed in prior public releases, issues related to flooding at one commercial property had decreased occupancy and income. This situation impacted the 2014 results. These issues have been resolved as a new grocery anchor tenant is in place and fully operational. Additional BOLI income was also realized in the twelve month period. Income from bank-owned life insurance increased $537,000 to $2.6 million for the twelve months ended June 30, 2015, from $2.0 million for the twelve months ended June 30, 2014.  The increase is also primarily due to income earned on additional purchases of bank-owned life insurance.

Other Expenses. Other expenses increased $591,000 to $10.6 million for the three months ended June 30, 2015, from $10.0 million for the three months ended June 30, 2014. Compensation, payroll taxes and fringe benefits increased $367,000 to $7.5 million for the three months ended June 30, 2015, from $7.1 million for the three months ended June 30, 2014.  The increase was primarily due to increases in direct compensation, due to additional staffing and salary adjustments. Increases in benefit costs, primarily health insurance, have also contributed to the increase.

Other expenses increased $3.2 million to $42.7 million for the twelve months ended June 30, 2015, from $39.5 million for the twelve months ended June 30, 2014. The increase was primarily due to real estate owned operations, which increased $1.6 million to $2.0 million for the twelve months ended June 30, 2015, from $362,000 for the twelve months ended June 30, 2014. The increase was primarily due to valuation adjustments on REO properties. Compensation, payroll taxes and fringe benefits increased $1.2 million, or 4.0%, to $29.7 million for the twelve months ended June 30, 2015, from $28.6 million for the twelve months ended June 30, 2014.  The explanation described above for the three month period regarding compensation, payroll taxes and fringe benefits is also applicable to the twelve month period.

Income Tax Expense. Income tax expense for the three months ended June 30, 2015 was $9.0 million on pre-tax income of $24.7 million, resulting in an effective tax rate of 36.3%.  Income tax expense for the three months ended June 30, 2014 was $5.2 million on pre-tax income of $15.1 million, resulting in an effective tax rate of 34.2%.  Income tax expense for the twelve months ended June 30, 2015, was $26.2 million, on pre-tax income of $73.1 million, resulting in an effective tax rate of 35.9%. For the twelve months ended June 30, 2014, income tax expense was $21.5 million, on pre-tax income of $62.5 million, resulting in an effective tax rate of 34.4%. A change in New York city and state tax law caused the Company's effective tax rate to increase. However, the value of the Company's deferred tax assets increased as a result of the change in law. The change in effective rates between 2015 and 2014 is partially attributable to the impact of the New York city and state tax law change.

Comparison of Financial Condition at June 30, 2015 and June 30, 2014

Total Assets.  Total assets increased $212.9 million to $3.35 billion at June 30, 2015, from $3.14 billion at June 30, 2014, a growth rate of 6.8%.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $3.8 million to $15.1 million at June 30, 2015, from $18.9 million at June 30, 2014.

Net Loans. Loans, net increased $252.3 million to $2.76 billion at June 30, 2015, from $2.50 billion at June 30, 2014. The growth rate for the year was 10.1%. See "Total Interest Income" for discussion regarding the increase in net loans.

Securities available for sale. Securities AFS decreased $125.2 million to $259.0 million at June 30, 2015, from $384.1 million at June 30, 2014. See "Total Interest Income" for discussion regarding the decrease in securities AFS.

Securities held to maturity. Securities HTM increased $75.6 million to $108.0 million at June 30, 2015, from $32.4 million at June 30, 2014. See "Total Interest Income" for discussion regarding the increase in securities HTM.

Bank Owned Life Insurance. BOLI increased $22.6 million to $90.6 million at June 30, 2015, from $68.1 million at June 30, 2014. The Company purchased $20.0 million of additional BOLI over the fiscal year.

Real Estate Owned. REO increased $209,000 to $4.1 million at June 30, 2015, from $3.9 million at June 30, 2014. The balance at June 30, 2015 consists of 8 properties and the balance at June 30, 2014 consisted of 4 properties. Of the 8 properties that constitute the balance at June 30, 2015, 5 are under contract for sale and expected to close within the next 90 days.

Deposits. Deposits increased $381.8 million to $1.96 billion at June 30, 2015, from $1.58 billion at June 30, 2014. The growth rate for the fiscal year was 24.1%. As described under "Total Interest Expense," a substantial portion of the growth over the fiscal year was due to brokered deposits.

Borrowings. Borrowings decreased $171.1 million to $796.4 million at June 30, 2015, from $967.4 million at June 30, 2014. Deposit growth has enabled the Company to reduce borrowings.

Stockholders' Equity. Stockholders' equity decreased $8.6 million to $517.7 million at June 30, 2015, from $526.3 million at June 30, 2014. The decrease was primarily due to repurchases and dividends (including a special dividend of $0.25 per share), partially offset by net income and the proceeds from the exercise of stock options. During the twelve months ended June 30, 2015, 1,549,403 shares of stock were repurchased at a total cost of $22.7 million and an average cost of $14.66 per share. Based on our June 30, 2015 closing price of $16.05 per share, the Company stock was trading at 136.5% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

 Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2014 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	June 30,
Assets	2015	2014
	(unaudited)	(audited)
Cash on hand and in banks	$ 11,380	$ 17,490
Federal funds sold and short term investments	3,749	1,441
Cash and cash equivalents	15,129	18,931

Loans, net	2,756,212	2,503,894
Securities available for sale, at fair value	258,963	384,137
Securities held to maturity, fair value of $107,749 and $32,539 at June 30, 2015 and June 30, 2014, respectively	107,990	32,422
Bank Owned Life Insurance (at cash surrender value)	90,609	68,054
Federal Home Loan Bank of New York stock ("FHLB"), at cost	39,898	49,046
Accrued interest receivable	9,266	10,214
Investments in real estate joint ventures, net	6,658	6,391
Real estate held for investment	655	917
Real estate owned	4,059	3,850
Office properties and equipment, net	14,431	14,675
Deferred tax assets	41,356	34,705
Other assets	7,839	12,964
Total Assets	$ 3,353,065	$ 3,140,200

Liabilities
Deposits	$ 1,962,737	$ 1,580,975
Borrowings	796,372	967,443
Advance payments by borrowers for taxes and insurance	20,445	16,105
Official checks outstanding	3,528	6,684
Other liabilities	52,313	42,701
Total liabilities	2,835,395	2,613,908

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued; 44,012,239 shares outstanding at June 30, 2015 and 45,499,332 shares outstanding at June 30, 2014.	562	562
Additional paid-in capital	508,999	504,434
Unallocated common stock held by the employee stock ownership plan	(22,803)	(24,331)
Restricted Stock Awards	(8,088)	(12,086)
Treasury stock, at cost; 12,232,826 shares at June 30, 2015 and 10,745,733 shares at June 30, 2014.	(162,344)	(140,451)
Retained income	203,192	195,970
Accumulated other comprehensive (loss) income, net of tax	(1,848)	2,194
Total stockholders' equity	517,670	526,292

Total Liabilities and Stockholders' Equity	$ 3,353,065	$ 3,140,200

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Operations
Three and Twelve Months Ended June 30, 2015 and 2014
(In thousands, except share data)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2015	2014	2015	2014
	unaudited	unaudited	unaudited	audited
Interest income:
Mortgage loans	$ 30,238	$ 29,185	$ 121,778	$ 119,004
Dividends on FHLB stock	433	431	1,908	1,801
Securities available for sale	1,321	1,939	6,301	6,590
Securities held to maturity	501	199	1,766	820
Federal funds sold and short term investments	1	3	6	11
Total interest income	32,494	31,757	131,759	128,226

Interest expense:
Deposits	3,363	2,396	11,849	8,615
Borrowings	5,210	5,605	23,160	22,488
Total interest expense	8,573	8,001	35,009	31,103

Net interest income before provision for loan losses	23,921	23,756	96,750	97,123

Provision for loan losses	—	—	200	700
Net interest income after provision for loan losses	23,921	23,756	96,550	96,423

Other income:
Service charges	231	214	913	1,084
Real estate operations, net	409	216	1,350	1,135
Net income from investments in real estate joint ventures	350	359	1,805	860
Bank-owned life insurance	686	509	2,555	2,018
Net gain on sale of assets	9,616	—	11,607	163
Net gain on sale of securities	—	—	768	51
Other income	73	75	284	291
Total other income	11,365	1,373	19,282	5,602

Other expenses:
Compensation, payroll taxes and fringe benefits	7,473	7,106	29,745	28,593
Advertising	90	89	385	360
Office occupancy and equipment expense	693	672	3,003	3,043
Data processing service fees	541	478	1,961	1,814
Federal insurance premiums	396	365	1,571	1,340
Real estate owned operations	467	272	1,954	362
Other expenses	930	1,017	4,097	3,966
Total other expenses	10,590	9,999	42,716	39,478

Income before income tax expense	24,696	15,130	73,116	62,547
Income tax expense	8,958	5,167	26,214	21,488
Net income	$ 15,738	$ 9,963	$ 46,902	$ 41,059

Income per basic common share	$ 0.38	$ 0.23	$ 1.13	$ 0.96
Income per diluted common share	$ 0.37	$ 0.23	$ 1.10	$ 0.94

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	June 30, 2015			June 30, 2014
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,722,200	$ 30,238	4.44%	$ 2,436,618	$ 29,185	4.79%
Federal Home Loan Bank Stock	39,208	433	4.42%	47,175	431	3.65%
Securities available for sale	273,448	1,321	1.93%	386,169	1,939	2.01%
Securities held to maturity	96,044	501	2.09%	32,369	199	2.46%
Federal funds sold and short term investments	2,122	1	0.25%	4,892	3	0.25%
Total interest-earning assets	3,133,022	32,494	4.15%	2,907,223	31,757	4.37%
Non-interest-earning assets	183,014			155,367
Total assets	$ 3,316,036			$ 3,062,590

Interest-bearing liabilities:
Savings deposits	161,069	95	0.24%	167,994	94	0.22%
Money market	586,499	766	0.52%	417,646	541	0.52%
Checking accounts	442,714	399	0.36%	446,592	480	0.43%
Time deposits	762,562	2,103	1.10%	516,156	1,281	0.99%
Total deposits	1,952,844	3,363	0.69%	1,548,388	2,396	0.62%
Borrowings	777,567	5,210	2.68%	925,717	5,605	2.42%
Total interest-bearing liabilities	2,730,411	8,573	1.26%	2,474,105	8,001	1.29%
Non-interest-bearing liabilities	76,151			60,711
Total liabilities	2,806,562			2,534,816
Stockholders' equity	509,474			527,774
Total liabilities and stockholders' equity	$ 3,316,036			$ 3,062,590

Net interest income		$ 23,921			$ 23,756
Net interest rate spread (2)			2.89%			3.08%
Net interest-earning assets (3)	$ 402,611			$ 433,118
Net interest margin (4)			3.05%			3.27%
Average of interest-earning assets to interest-bearing liabilities			114.75%			117.51%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Twelve Months Ended (unaudited)
	June 30, 2015			June 30, 2014
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,628,586	$ 121,778	4.63%	$ 2,352,488	$ 119,004	5.06%
Federal Home Loan Bank Stock	43,514	1,908	4.38%	44,138	1,801	4.08%
Securities available for sale	318,809	6,301	1.98%	338,887	6,590	1.94%
Securities held to maturity	83,853	1,766	2.11%	33,705	820	2.43%
Federal funds sold and short term investments	2,484	6	0.25%	4,342	11	0.25%
Total interest-earning assets	3,077,246	131,759	4.28%	2,773,560	128,226	4.62%
Non-interest-earning assets	177,324			153,686
Total assets	$ 3,254,570			$ 2,927,246

Interest-bearing liabilities:
Savings deposits	160,591	381	0.24%	168,209	386	0.23%
Money market	494,716	2,508	0.51%	419,737	2,062	0.49%
Checking accounts	451,203	1,732	0.38%	419,372	1,867	0.45%
Time deposits	693,699	7,228	1.04%	471,557	4,300	0.91%
Total deposits	1,800,209	11,849	0.66%	1,478,875	8,615	0.58%
Borrowings	871,396	23,160	2.66%	863,355	22,488	2.60%
Total interest-bearing liabilities	2,671,605	35,009	1.31%	2,342,230	31,103	1.33%
Non-interest-bearing liabilities	67,735			58,429
Total liabilities	2,739,340			2,400,659
Stockholders' equity	515,230			526,587
Total liabilities and stockholder's equity	$ 3,254,570			$ 2,927,246

Net interest income		$ 96,750			$ 97,123
Net interest rate spread (2)			2.97%			3.29%
Net interest-earning assets (3)	$ 405,641			$ 431,330
Net interest margin (4)			3.14%			3.50%
Average of interest-earning assets to interest-bearing liabilities			115.18%			118.42%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400